Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of May 25, 2022

among

Höegh lng holdings ltd.,

HOegh LNG MERGER SUB LLC,

Höegh lng PARTNERS LP,

and

Höegh lng GP LLC

i

INDEX OF DEFINED TERMS

Defined Term	Where used
Adverse Recommendation Change	Section 5.3(a)
Affiliate	Section 8.13
Agreement	Preamble
Antitrust Laws	Section 8.13
Book-Entry Units	Section 2.1(f)
business day	Section 8.13
Certificate	Section 2.1(f)
Certificate of Merger	Section 1.3
Charter Documents	Section 8.13
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(h)
Common Unit	Section 8.13
Common Unitholders	Section 8.13
Conflicts Committee	Recitals
Contract	Section 8.13
COVID-19	Section 8.13
COVID-19 Measures	Section 8.13
Effective Time	Section 1.3
Exchange Act	Section 3.4
Exchange Fund	Section 2.2(b)
Financial Advisor	Section 3.7
GAAP	Section 8.13
General Partner	Preamble
General Partner Approval	Recitals
General Partner Board	Recitals
General Partner Charter Documents	Section 8.13
General Partner Interest	Section 8.13
Governmental Authority	Section 8.13
HSR Act	Section 8.13
Incentive Distribution Right	Section 8.13
Indemnified Person	Section 5.8(a)
Knowledge	Section 8.13
Law	Section 8.13
Liens	Section 8.13
Long-Term Incentive Plan	Section 8.13
Marshall Islands LLC Act	Section 8.13
Marshall Islands LP Act	Section 8.13
Material Contract	Section 8.13
Maximum Amount	Section 5.8(c)
Measurement Date	Section 3.2(a)
Merger	Section 1.1

Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
MLP	Preamble
MLP Board	Recitals
MLP Board Recommendation	Section 5.1(b)
MLP Charter Documents	Section 8.13
MLP Disclosure Schedule	Article III
MLP Material Adverse Effect	Section 8.13
MLP Notice Period	Section 5.3(b)(ii)
MLP SEC Documents	Section 8.13
NYSE	Section 8.13
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Parent Board	Recitals
Partnership Agreement	Section 8.13
Partnership Interest	Section 8.13
Party	Preamble
Paying Agent	Section 2.2(a)
Permit	Section 8.13
Person	Section 8.13
Proceeding	Section 8.13
Proxy Statement	Section 3.4
Representatives	Section 5.1(a)
Required Regulatory Approvals	Section 6.1(b)
Restraints	Section 6.1(c)
Schedule 13E-3	Section 5.1(a)
SEC	Section 8.13
Securities Act	Section 8.13
Series A Preferred Unit	Section 8.13
Series A Preferred Unitholders	Section 8.13
Special Approval	Section 8.13
Sponsor Entities	Preamble
Sponsor Units	Section 2.1(d)
Subordinated Units	Section 8.13
Subsidiary	Section 8.13
Support Agreement	Recitals
Surviving Entity	Section 1.1
Tax	Section 8.13
Tax Return	Section 8.13
Taxes	Section 8.13
Unaffiliated Unitholders	Section 8.13
Unitholder	Section 8.13
Unitholder Approval	Section 6.1(a)
Unitholders Meeting	Section 5.1(b)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 25, 2022 (this “Agreement”), is by and among Höegh LNG Partners LP, a Marshall Islands limited partnership (“MLP”), Höegh LNG GP LLC, a Marshall Islands limited liability company and the general partner of MLP (the “General Partner”), Höegh LNG Holdings Ltd., a Bermuda exempted company (“Parent”), and Hoegh LNG Merger Sub LLC, a Marshall Islands limited liability company and a wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent and the General Partner, the “Sponsor Entities”). Each of MLP, the General Partner, Parent and Merger Sub are referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Board of Directors of the General Partner (the “General Partner Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the General Partner and declared it advisable to consent to and enter into this Agreement and (ii) consented to and approved this Agreement and the transactions contemplated hereby, including the Merger (as defined herein) (the “General Partner Approval”);

WHEREAS, the Conflicts Committee (“Conflicts Committee”) of the Board of Directors of MLP (the “MLP Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined herein), are fair to and in the best interests of MLP and the Unaffiliated Unitholders (as defined herein), (ii) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting Special Approval (as defined herein)), (iii) recommended to the MLP Board that the MLP Board approve this Agreement and the transactions contemplated hereby, including the Merger, and (iv) recommended to the MLP Board that the MLP Board recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Common Unitholders;

WHEREAS, upon the receipt of such approval and recommendation of the Conflicts Committee, the MLP Board, acting upon the recommendation of the Conflicts Committee, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of MLP and the Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote of the Common Unitholders, and (iv) recommended approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Common Unitholders;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) (i) has determined that this Agreement and the Support Agreement (as defined below) and the transactions contemplated hereby and thereby, including the Merger, are in the best interests of Parent and (ii) approved this Agreement and the Support Agreement and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, Parent owns 100% of the issued and outstanding limited liability company interests in Merger Sub;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and declared it advisable to enter into this Agreement and (ii) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, MLP has required, as a condition to its willingness to enter into this Agreement, that Parent simultaneously herewith enter into a support agreement, dated as of the date hereof (as may be amended, the “Support Agreement”), pursuant to which, among other things, Parent agrees, in its capacity as a limited partner of MLP, to vote its Common Units in favor of this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

Article I
THE MERGER

Section 1.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Marshall Islands LP Act and the Marshall Islands LLC Act, at the Effective Time (as defined herein), Merger Sub shall be merged with and into MLP (such transaction, the “Merger”), the separate limited liability company existence of Merger Sub will cease and MLP will continue its existence as a limited partnership under Marshall Islands law as the surviving entity in the Merger (the “Surviving Entity”).

Section 1.2            Closing. Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002 at 9:00 a.m., local time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as MLP and Parent shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3            Effective Time. Subject to the provisions of this Agreement, at the Closing, a certificate of merger effecting the Merger, executed in accordance with the relevant provisions of the Marshall Islands LP Act and the Marshall Islands LLC Act (the “Certificate of Merger”), will be duly filed with the Registrar of Corporations of the Republic of the Marshall Islands by the Partnership. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Registrar of Corporations of the Republic of the Marshall Islands or at such later date as may be agreed by MLP and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4            Effects of the Merger. The Merger shall have the effects set forth herein, in the Partnership Agreement (as defined herein) and in the applicable provisions of the Marshall Islands LP Act and the Marshall Islands LLC Act.

Section 1.5             Organizational Documents of the Surviving Entity.

(a)           At the Effective Time, the certificate of limited partnership of MLP as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided by Law (as defined herein), consistent with the obligations set forth in Section 5.8.

(b)           At the Effective Time, the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

Article II
EFFECT ON INTERESTS

Section 2.1            Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the General Partner, MLP, Parent or the holder of any securities of MLP or Merger Sub:

(a)           Conversion of Common Units. Subject to Section 2.3, each Common Unit (as defined herein) issued and outstanding as of immediately prior to the Effective Time, other than the Sponsor Units (as defined herein), shall be converted into the right to receive $9.25 per Common Unit in cash without any interest thereon (collectively, the “Merger Consideration”).

(b)           Preferred Units. Each Series A Preferred Unit (as defined herein) issued and outstanding as of immediately prior to the Effective Time will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

(c)           General Partner Interest. The General Partner Interest issued and outstanding immediately prior to the Effective Time shall remain outstanding in the Surviving Entity and the General Partner shall continue as the sole general partner of the Surviving Entity and the sole record and beneficial owner of the general partner interest in the Surviving Entity.

(d)           Parent-Owned Common Units and Incentive Distribution Rights. Any Common Units that are owned immediately prior to the Effective Time by Parent (“Sponsor Units”) shall not be canceled, shall not be converted into the Merger Consideration and shall remain outstanding as common units representing limited partner interests in the Surviving Entity. Any Incentive Distribution Rights that are owned immediately prior to the Effective Time by Parent shall automatically be cancelled at the Effective Time and shall cease to exist. No consideration will be delivered in exchange for such cancellation.

(e)           Conversion of the Membership Interests in Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of common units representing limited partner interests in the Surviving Entity equal to the number of Common Units converted into the Merger Consideration pursuant to this Agreement. Parent shall continue as a Common Unitholder of the Surviving Entity and shall be the only Common Unitholder of the Surviving Entity. At the Effective Time, the books and records of MLP (as the Surviving Entity) shall be revised to reflect that Parent is the only Common Unitholder of the Surviving Entity and the simultaneous withdrawal of all other Common Unitholders from MLP. For the avoidance of doubt, at the Effective Time, Series A Preferred Unitholders shall remain Series A Preferred Unitholders.

(f)            Certificates. All Common Units converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Common Unit certificate (or an effective affidavit of loss in lieu thereof) (a “Certificate”) or evidence of Common Units in book-entry form (“Book-Entry Units”) that immediately prior to the Effective Time represented any such Common Units shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 2.2(c), without interest, and (ii) any distributions with respect to Common Units declared by MLP with a record date prior to the Closing Date.

Section 2.2            Payment of Merger Consideration.

(a)           Paying Agent. Prior to the Closing Date, Parent shall appoint a paying agent reasonably acceptable to MLP (the “Paying Agent”) for the purpose of exchanging Certificates or Book-Entry Units for the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than three business days following the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Common Units as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), whose Common Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or Book-Entry Units to the Paying Agent) in such form as MLP and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates or Book-Entry Units to the Paying Agent in exchange for the Merger Consideration.

(b)           Deposit. At or prior to the Closing, Parent shall cause to be deposited with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration issuable upon due surrender of the Certificates or Book-Entry Units pursuant to the provisions of this Article II. All cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(c)           Surrender of Common Units. Each holder of Common Units that have been converted into the right to receive the Merger Consideration upon surrender to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, a Book-Entry Unit or a Certificate and such other documents as may reasonably be required by the Paying Agent, will be entitled to receive in exchange therefor a check denominated in U.S. dollars in the amount of cash equal to, subject to Section 2.2(h), the product of (i) the number of Common Units represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Units multiplied by (ii) the Merger Consideration. Until so surrendered, each such Certificate or Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and any distributions with respect to Common Units declared by MLP with a record date prior to the Closing Date. The Merger Consideration paid upon surrender of Certificates or Book-Entry Units shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Units, as the case may be, formerly represented by such Certificates or Book-Entry Units (other than the right to receive any distributions with respect to Common Units declared by MLP with a record date prior to the Closing Date).

(d)           Other Payees. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate or Book-Entry Unit shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Paying Agent any transfer, documentary, sales, use, stamp, registration or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or Book-Entry Unit or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)           No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of MLP of transfers of Common Units. From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units are presented to the Paying Agent or Parent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with, the procedures set forth in this Article II.

(f)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units 12 months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s Common Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s Common Units. Notwithstanding the foregoing, Parent and MLP shall not be liable to any Common Unitholder for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by Common Unitholders immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority (as defined herein) shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)           Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article II.

(h)           Withholding Taxes. Parent, its Subsidiaries (as defined herein) and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to a Common Unitholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder and under any provisions of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and timely paid over to the appropriate Tax authority in accordance with applicable Law, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former Common Unitholder in respect of whom such withholding was made. Parent, its Subsidiaries, the Paying Agent and the MLP shall reasonably cooperate in order to reduce or eliminate any amounts that would otherwise be required to be deducted or withheld from payments made pursuant to this Agreement under applicable Law in respect of Taxes.

(i)            Tax Characterization of the Merger. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the Parties agree to treat the Merger as a taxable acquisition by Parent of the Common Units, other than the Sponsor Units. The Parties will prepare and file all applicable Tax Returns (as defined herein) consistent with the foregoing and will not take any inconsistent position on any such Tax Return, or during the course of any related audit, litigation or other Proceeding with respect to Taxes (each as defined herein), except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 2.3            Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the number of outstanding Common Units shall have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit or share distribution or dividend, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect fully the effect of such unit or share distribution or dividend, subdivision, reclassification, recapitalization, split, split-up, combination, exchange of units or shares or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.4             No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

Article III
REPRESENTATIONS AND WARRANTIES OF MLP

Except as disclosed in (i) the MLP SEC Documents filed with the SEC on or after December 31, 2021 and prior to the date of this Agreement (but excluding any disclosure contained in any such MLP SEC Documents under the heading “Risk Factors” or “Forward-Looking Statements” or similar heading) or (ii) the disclosure letter delivered by MLP to Parent (the “MLP Disclosure Schedule”) prior to the execution of this Agreement, provided that disclosure in any section of such MLP Disclosure Schedule will be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section, MLP hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1            Organization, Standing and Power.

(a)           MLP has been duly formed and is validly existing and in good standing as a limited partnership under the laws of its jurisdiction of organization, with requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. MLP is in good standing under the laws of each other jurisdiction which requires such qualification, except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect (as defined herein).

(b)           MLP is duly qualified to transact business as a foreign limited partnership and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

Section 3.2            Capitalization.

(a)           As of the close of business on May 24, 2022 (the “Measurement Date”), MLP has no partnership interests or other equity interests issued and outstanding and no Common Units held in treasury, other than: (i) 33,373,002 Common Units; (ii) 7,089,325 Series A Preferred Units; (iii) the General Partner Interest; and (iv) the Incentive Distribution Rights. At the close of business on the Measurement Date, there were no Subordinated Units (as defined herein) outstanding. All of the outstanding Partnership Interests have been duly authorized and validly issued in accordance with the Partnership Agreement, and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as set forth in the Partnership Agreement or as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands LP Act) and, except as set forth in the Partnership Agreement, free of preemptive rights. Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2, as of the date of this Agreement there are not, and, as of the Effective Time there will not be, any partnership interests, voting securities or other equity interests of MLP issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or other equity interests of MLP, including any representing the right to purchase or otherwise receive any of the foregoing.

(b)           Except as set forth in the MLP Charter Documents (as defined herein), as in effect as of the date of this Agreement, there are no outstanding obligations of MLP to repurchase, redeem or otherwise acquire any partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests) of MLP.

Section 3.3            Authority; Noncontravention; Voting Requirements.

(a)           MLP has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining the Unitholder Approval (as defined herein). The execution, delivery and performance by MLP of this Agreement, and the transactions contemplated hereby, including the Merger, have been duly authorized by the MLP Board and approved by each of the Conflicts Committee and the MLP Board, and the MLP Board, acting upon the recommendation of the Conflicts Committee, has, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of MLP and the Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote of the Common Unitholders, and (iv) recommended approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Common Unitholders. Except for obtaining the Unitholder Approval, no other entity action on the part of MLP is necessary to authorize the execution, delivery and performance by MLP of this Agreement and the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by MLP and, assuming due authorization, execution and delivery of this Agreement by the other Parties, constitutes the legal, valid and binding obligation of MLP, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding or at law or in equity).

(b)           Neither the execution and delivery of this Agreement by MLP nor the consummation by MLP of the transactions contemplated hereby nor compliance by MLP with any of the terms or provisions of this Agreement will, (i) assuming that the Unitholder Approval is obtained, conflict with or violate any provision of the MLP Charter Documents, or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, violate any Law, judgment, writ or injunction of any Governmental Authority applicable to MLP or any of its properties or assets, except, in the case of clause (ii), for such violations as would not reasonably be expected to have an MLP Material Adverse Effect.

(c)           Except for the General Partner Approval, the Unitholder Approval is the only vote or approval of the holders of any class or series of partnership interests, equity interests or capital stock of MLP or any of its Subsidiaries which are necessary to approve this Agreement and to consummate the transactions contemplated hereby.

Section 3.4            Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), and the Securities Act (as defined herein), including the filing of a proxy statement with the SEC in connection with the Merger (the “Proxy Statement”), (ii) the filing of the Certificate of Merger with the Registrar of Corporations of the Republic of the Marshall Islands, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and other Antitrust Laws (as defined herein) or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE (as defined herein), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by MLP and the consummation by MLP of the transactions contemplated hereby, other than, in the case of this clause (iv), such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect.

Section 3.5            Legal Proceedings. As of the date of this Agreement, there is no pending Proceeding, and, to the Knowledge (as defined herein) of MLP, no Person has threatened to commence any Proceeding, against MLP that challenges, or that would reasonably be expected to have the effect of making illegal, restraining, enjoining or otherwise prohibiting or preventing the Merger.

Section 3.6            Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of MLP specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to Common Unitholders, and at the time of the Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, MLP makes no representation or warranty with respect to information supplied by or on behalf of Parent or its Affiliates for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.7            Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration is fair to MLP and the Unaffiliated Unitholders. MLP has been authorized by the Financial Advisor to permit the inclusion of such fairness opinion in the Proxy Statement.

Section 3.8            Brokers and Other Advisors. Except for the Financial Advisor, the fees and expenses of which will be paid by MLP, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the Conflicts Committee. MLP has heretofore made available to Parent a correct and complete copy of its engagement letter with the Financial Advisor, which letter describes all fees payable to the Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and the other agreements with the Financial Advisor, entered into in connection with the transactions contemplated hereby.

Section 3.9            No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither MLP nor any other Person makes or has made any express or implied representation or warranty with respect to MLP or its Subsidiaries or with respect to any other information provided to Parent in connection with the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither MLP nor any other Person will have or be subject to any liability or other obligation to Parent or any other Person resulting from the distribution to Parent (including its Representatives), or Parent’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent in certain “data rooms” or management presentations in expectation of the Merger.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE SPONSOR ENTITIES

Each Sponsor Entity hereby represents and warrants, jointly and severally, to MLP as follows:

Section 4.1             Organization, Standing and Power.

(a)           Parent has been duly organized and is validly existing as an exempted company under Bermuda law. Merger Sub has been duly organized and is validly existing as a limited liability company under Marshall Islands law. The General Partner has been duly organized and is validly existing and in good standing as a limited liability company under Marshall Islands law.

(b)           Parent owns all of the issued and outstanding interests in Merger Sub, and such equity interests have been duly authorized and validly issued in accordance with the certificate of formation and limited liability company agreement of Merger Sub and are fully paid (to the extent required under the limited liability company agreement of Merger Sub) and nonassessable (except as set forth in the limited liability company agreement of Merger Sub or as such nonassessability may be affected by Sections 20, 31, 40, and 49 of the Marshall Islands LLC Act); and Parent owns such equity interests free and clear of all Liens. Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

Section 4.2            Authority; Noncontravention; Voting Requirements.

(a)           Each of Parent, the General Partner and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Support Agreement, as applicable, and to consummate the transactions contemplated hereby and thereby, as applicable, including the Merger and the payment of the Merger Consideration, as applicable. The execution, delivery and performance by the Sponsor Entities of this Agreement, and the transactions contemplated hereby, including the Merger and the payment of the Merger Consideration, as applicable, have been duly authorized and approved by the Parent Board, the General Partner Board and the sole member of Merger Sub. The Parent Board has (i) determined that this Agreement and the Support Agreement and the transactions contemplated hereby and thereby, including the Merger, are in the best interests of Parent and (ii) approved this Agreement and the Support Agreement and the transactions contemplated hereby and thereby, including the Merger. Parent, in its capacity as the sole member of Merger Sub, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and declared it advisable to enter into this Agreement and (b) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger. Parent, in its capacity as the sole member of the General Partner, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the General Partner and declared it advisable to enter into this Agreement and (b) approved the adoption of this Agreement, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger. The General Partner Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the General Partner and declared it advisable to consent to and enter into this Agreement and (ii) consented to and approved this Agreement and the transactions contemplated hereby, including the Merger.

(b)           Neither the execution and delivery of this Agreement or the Support Agreement by a Sponsor Entity, nor the consummation by the Sponsor Entities of the transactions contemplated hereby or thereby, nor compliance by the Sponsor Entities with any of the terms or provisions of this Agreement or the Support Agreement, will (i) conflict with or violate any provision of the Charter Documents of the Sponsor Entities, and (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Sponsor Entities or any of their respective properties or assets.

(c)           Simultaneously with the execution of this Agreement, Parent has executed and delivered the Support Agreement.

Section 4.3            Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act, other applicable foreign securities law and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement or the Support Agreement and the transactions contemplated hereby and thereby, (ii) the filing of the Certificate of Merger with the Registrar of Corporations of the Republic of the Marshall Islands, or (iii) any filings required under, and compliance with other applicable requirements of, the HSR Act and other Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement or the Support Agreement by the Sponsor Entities and the consummation by the Sponsor Entities of the transactions contemplated hereby and thereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to materially impede or delay the ability of the Sponsor Entities to consummate the Merger.

Section 4.4            Legal Proceedings. As of the date of this Agreement, there is no pending Proceeding, and, to the Knowledge of Parent, no Person has threatened to commence any Proceeding, against Parent, General Partner or Merger Sub that challenges, or that would reasonably be expected to have the effect of making illegal, restraining, enjoining or otherwise prohibiting or preventing the Merger.

Section 4.5            Sufficiency of Funds. Parent has available to it sufficient funds to pay the aggregate Merger Consideration and all other cash amounts payable pursuant to this Agreement. Parent, General Partner and Merger Sub expressly acknowledge and agree that their obligations hereunder, including their obligations to consummate the Merger, are not subject to, or conditioned on, receipt of financing.

Section 4.6            Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Sponsor Entities specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to Common Unitholders, and at the time of the Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Sponsor Entities make no representation or warranty with respect to information supplied by or on behalf of MLP for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.7            Ownership of Partnership Interests.

(a)           As of the date of this Agreement, Parent is the record owner of 15,257,498 Common Units, which represent all of the Common Units held of record or beneficially by Parent or any of its Subsidiaries, and the holder of the Incentive Distribution Rights; such Common Units and Incentive Distribution Rights have been duly authorized and validly issued in accordance with the Partnership Agreement; and Parent owns such Common Units and Incentive Distribution Rights free and clear of all Liens, except for (i) the pledge of such Common Units pursuant to a Pledge Agreement, dated March 22, 2022, between Parent, as pledgor, and Nordic Trustee AS (“Nordic Trustee”), as bond trustee, assignee and secured party, in connection with (A) the bond agreement, dated January 30, 2017, between Parent, as borrower, and Nordic Trustee, as bond trustee; and (B) the bond agreement, dated January 28, 2020, between Parent, as borrower, and Nordic Trustee, as bond trustee and (ii) restrictions on transferability contained in the Partnership Agreement.

(b)           The General Partner is the sole general partner of MLP and owner of the General Partner Interest; such General Partner Interest has been duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns such General Partner Interest free and clear of all Liens, except for restrictions on transferability contained in the Partnership Agreement.

Section 4.8            No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither Parent nor the General Partner nor Merger Sub nor any other Person makes or has made any express or implied representation or warranty with respect to the Sponsor Entities or with respect to any other information provided to MLP in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, neither Parent nor the General Partner nor Merger Sub nor any other Person will have or be subject to any liability or other obligation to MLP or any other Person resulting from the distribution to MLP (including its Representatives), or MLP's (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to MLP in any “data rooms” or management presentations in expectation of the Merger.

Article V
ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1            Preparation of the Proxy Statement and the Schedule 13E-3; Unitholders Meeting.

(a)           As soon as practicable following the date of this Agreement, MLP and Parent shall prepare and file with the SEC the Proxy Statement and the Rule 13e-3 transaction statement on Schedule 13E-3 (as amended or supplemented, the “Schedule 13E-3”). MLP shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Common Unitholders as promptly as practicable following the date of this Agreement. No filing of, or amendment or supplement to, including by incorporation by reference, the Proxy Statement or the Schedule 13E-3 will be made by any Party without providing the other Parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to MLP or Parent, or any of their respective Affiliates, directors or officers, is discovered by MLP or Parent that should be set forth in an amendment or supplement to either the Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the Common Unitholders. The Parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to either of the Proxy Statement or the Schedule 13E-3 or for additional information and shall supply each other with copies of all correspondence between it or any of its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (“Representatives”), on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement and the Schedule 13E-3 or the transactions contemplated by this Agreement.

(b)           MLP shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Common Unitholders (the “Unitholders Meeting”) for the purpose of obtaining the Unitholder Approval. Subject to Section 5.3, the MLP Board shall, acting upon the recommendation of the Conflicts Committee, recommend to the Common Unitholders approval of this Agreement (the “MLP Board Recommendation”), and MLP shall use its commercially reasonable efforts to solicit from the Common Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the Unitholder Approval. The Proxy Statement shall include, subject to Section 5.3, the MLP Board Recommendation. Once the Unitholders Meeting has been called and noticed, MLP shall not postpone or adjourn the Unitholders Meeting without the consent of Parent (other than (i) in order to obtain a quorum of the Common Unitholders or (ii) as reasonably determined by MLP to comply with applicable Law); provided that in no event shall the Unitholders Meeting be adjourned or postponed for longer than 10 days without the prior written consent of Parent. In no event shall any matter be submitted to the Common Unitholders at the Unitholders Meeting other than the matters specifically contemplated by this Agreement without the prior written consent of Parent.

(c)           Unless this Agreement is validly terminated in accordance with Article VII, MLP shall submit this Agreement to the Unitholders for approval at the Unitholders Meeting even if the Conflicts Committee shall have effected an Adverse Recommendation Change.

Section 5.2            Conduct of Business. Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2 of the MLP Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, MLP shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material Permits and all material insurance policies maintained by MLP and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Material Contracts; provided that, in each case, MLP and its Subsidiaries may continue any necessary changes in their respective business practices adopted prior to the date hereof that are reasonably required by any COVID-19 Measures and, after the date hereof, may take further actions in good faith that are reasonably required to respond to COVID-19 by any COVID-19 Measures. MLP shall not, and MLP shall cause its Subsidiaries and use its reasonable best efforts to cause its Representatives not to, directly or indirectly solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent, its Subsidiaries, and their Affiliates, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of MLP and its Subsidiaries, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of any class of equity securities of MLP, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning any class of equity securities of MLP, or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving MLP or any of its Subsidiaries, other than the transactions contemplated hereby and other than in the ordinary course of business. During the period from the date of this Agreement until the Effective Time, if permitted by applicable Law, MLP shall declare and pay regular quarterly cash distributions to the holders of each of the Common Units and the Series A Preferred Units, respectively, consistent with past practice; provided that, in no event shall the regular quarterly cash distributions declared or paid by MLP to the holders of Common Units and Preferred Units be less than $0.01 per Common Unit and $0.546875 per Preferred Unit, respectively. Without limiting anything in this Section 5.2, it is understood that violations of Section 5.2 caused by or at the direction of Parent or any of its Affiliates shall not be a violation or breach of this Section 5.2 by MLP.

Section 5.3            Adverse Recommendation Change.

(a)           Except as permitted by Section 5.3(b), MLP shall not, and shall cause its Subsidiaries not to, and the foregoing shall use their commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the MLP Board Recommendation or (ii) fail to include the MLP Board Recommendation in the Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as an “Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by MLP’s Subsidiaries, or MLP’s Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 5.3 by MLP.

(b)           Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Unitholder Approval, and subject to compliance in all material respects with this Section 5.3(b), the Conflicts Committee may make an Adverse Recommendation Change on behalf of the MLP Board, provided, however, that the Conflicts Committee may not effect an Adverse Recommendation Change unless:

(i)            the Conflicts Committee determines in good faith, after consultation with its outside legal counsel, that failure to effect an Adverse Change Recommendation would be adverse to the interests of the Unaffiliated Unitholders or would otherwise be a breach of its duties under the Partnership Agreement and applicable Law;

(ii)           the Conflicts Committee has provided prior written notice to Parent at least five days in advance of its intention to take such action, unless at the time such notice is otherwise required to be given there are less than five days prior to the Unitholders Meeting, in which case the Conflicts Committee shall provide as much notice as is practicable (the period inclusive of all such days, the “MLP Notice Period”); and

(iii)          during the MLP Notice Period, the Conflicts Committee has negotiated, and has used its commercially reasonable efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Adverse Recommendation Change would not be adverse to the interests of the Unaffiliated Unitholders or would not otherwise be a breach of its duties under the Partnership Agreement and applicable Law, provided, however, that the Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether to make an Adverse Recommendation Change.

Section 5.4            Commercially Reasonable Efforts.

(a)           Subject to the terms and conditions of this Agreement (including Section 5.4(d)), Parent and the General Partner, on the one hand, and MLP, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date (as defined herein)) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iv) obtain all necessary consents, approvals or waivers from third parties.

(b)           In furtherance and not in limitation of the foregoing, (i) each Party (including by their respective Subsidiaries) agrees to make an appropriate filing (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 business days after the date of this Agreement (unless a later date is mutually agreed to by the Parties) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its commercially reasonable efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date); and (ii) MLP and Parent shall each use its commercially reasonable efforts to (A) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (B) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c)           Each of the Parties shall use (and shall cause their respective Subsidiaries to use) its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other Parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform each other Party of (and supply to the other Parties) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit each other Party to review in advance and incorporate the other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby, and (iv) consult with each other Party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person and, to the extent not prohibited by the Governmental Authority or other Person, give each other Party the opportunity to attend and participate in such meetings and teleconferences. Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances, provided, however, that Parent shall consult in advance with MLP and in good faith take MLP’s views into account regarding the overall strategy. Subject to Section 5.6(b), the Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 in a manner so as to preserve the applicable privilege.

(d)           Parent and MLP (including by causing their respective Subsidiaries) agree to use their commercially reasonable efforts to (i) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date. Notwithstanding the foregoing, nothing in this Agreement shall impose any requirement on Parent, MLP or their respective Affiliates to dispose, transfer, separate or encumber any assets, businesses or operations or agree to any such disposition, transfer or separation of, or any encumbrance (behavioral or otherwise) on or any remedial action with respect to, any assets, businesses or operations, to avoid or eliminate any impediment under any Antitrust Law.

Section 5.5            Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and MLP. Thereafter, except in connection with an Adverse Recommendation Change, neither MLP nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of each other Party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other relevant securities exchange as determined in the good faith judgment of the Party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with each other Party); provided, however, that each Party and their respective controlled Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or MLP in compliance with this Section 5.5.

Section 5.6            Access to Information; Confidentiality.

(a)           Upon reasonable notice and subject to applicable Laws relating to the exchange of information, MLP shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Each Party shall furnish promptly to each other Party a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such Party from the SEC concerning compliance with securities Laws.

(b)           This Section 5.6 shall not require either Party to permit any access, or to disclose any information, that in the reasonable, good-faith judgment (after consultation with counsel, which may be in-house counsel) of such Party would reasonably be expected to result in (i) any violation of any contract or Law to which such Party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such Party’s good-faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such Party’s position in any pending or, what such Party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation, or (ii) if such Party or any of its Subsidiaries, on the one hand, and each other Party or any of their Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the Parties shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (A) would not (in the good-faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good-faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of each other Party shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (1) notify each other Party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (2) communicate to each other Party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(b)), and (3) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(c)           No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the Parties.

Section 5.7            Notification of Certain Matters. MLP shall give prompt notice to Parent, and Parent shall give prompt notice to MLP, of (i) any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent is reasonably likely to be material to MLP or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or nonoccurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (iv) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 5.7 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.8            Indemnification and Insurance.

(a)           For purposes of this Section 5.8,“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of MLP or any of its Subsidiaries, and also with respect to any such Indemnified Person, in his or her capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with MLP) serving at the request of or on behalf of MLP or any of its Subsidiaries, together with such Indemnified Person’s heirs, executors or administrators.

(b)           From and after the Effective Time, to the fullest extent that MLP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, (i) Parent shall indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide advancement promptly, and in any event within 10 days after any written request, of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) the Surviving Entity shall honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the MLP Charter Documents and the Charter Documents of any Subsidiary of MLP immediately prior to the Effective Time and ensure that the organizational documents of the Surviving Entity shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of MLP and its Subsidiaries than are presently set forth in the MLP Charter Documents. Any right of indemnification of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c)           The Surviving Entity shall maintain in effect for six years from the Effective Time MLP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that, with the written consent of Parent obtained prior to the Effective Time, the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by MLP or the General Partner for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount. MLP shall, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such.

(d)           The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of MLP, the Surviving Entity, Parent, the Marshall Islands LP Act or the Marshall Islands LLC Act. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations of the Surviving Entity forth in this Section 5.8.

Section 5.9            Securityholder Litigation. MLP shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against MLP and/or its officers and directors relating to the transactions contemplated hereby; provided that MLP shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 5.10          Tax Matters. Based on reasonable diligence, MLP believes, as of the date of this Agreement, that neither MLP nor any of its Subsidiaries was a “passive foreign investment company” within the meaning of section 1297 of the Code (a “PFIC”) for the 2021 Tax year or any prior Tax year, and based on its current and projected methods of operation, MLP expects, as of the date of this Agreement, that neither MLP nor any of its Subsidiaries will be a PFIC for the 2022 Tax year. After the Effective Time, unless otherwise required by applicable Law, Parent shall not, and shall cause its Affiliates (including MLP) not to, make or change any election for Taxes or amend any Tax Return, in each case relating to a period of MLP (or portion thereof) ending prior to the Effective Time to the extent such action would have a material adverse impact on MLP, its Subsidiaries, the holders of the Common Units or the holders of the Series A Preferred Units. Except as provided in Section 2.2(d), Parent shall pay all transfer, documentary, sales, use, stamp, registration and other similar Taxes payable by MLP or its Subsidiaries in connection with the transactions pursuant to this Agreement.

Section 5.11          Performance by the General Partner and MLP. Parent shall cause the General Partner and MLP and its Subsidiaries, to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by MLP, the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by MLP, the General Partner and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent or its Representatives.

Section 5.12          Conflicts Committee. Prior to the Effective Time, neither the General Partner nor Parent nor their Representatives shall, without the consent of the Conflicts Committee, cause or take any action that would cause the elimination of the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the MLP Board that is a member of the Conflicts Committee either as a member of the MLP Board or the Conflicts Committee, without the affirmative vote of the Conflicts Committee. For the avoidance of doubt, this Section 5.12 shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the Partnership Agreement.

Article VI
CONDITIONS PRECEDENT

Section 6.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Unitholder Approval. The affirmative vote or consent of the holders of at least a majority of the outstanding Common Units approving this Agreement and the transactions contemplated hereby, including the Merger, shall be obtained at the Unitholders Meeting or any adjournment or postponement thereof (the “Unitholder Approval”).

(b)           Regulatory Approval. Any authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations or terminations of waiting periods required from, any Governmental Authority set forth on Section 6.1(b) of the MLP Disclosure Schedule shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the expiration or termination of all such waiting periods being referred to as the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect.

(c)           No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

Section 6.2            Conditions to Obligations of the Sponsor Entities to Effect the Merger. The obligations of the Sponsor Entities to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of MLP contained in Section 3.3(a) and Section 3.3(c) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of MLP contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of MLP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “MLP Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, an MLP Material Adverse Effect. Parent shall have received a certificate signed on behalf of MLP by an executive officer of MLP to such effect.

(b)           Performance of Obligations of MLP. MLP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of MLP by an executive officer of MLP to such effect.

(c)           No MLP Material Adverse Effect. Since the date of this Agreement there shall not have been any MLP Material Adverse Effect.

(d)           Consents. MLP shall have obtained the consents listed on Section 6.2(d) of the MLP Disclosure Schedule.

Section 6.3            Conditions to Obligations of MLP to Effect the Merger. The obligations of MLP to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of the Sponsor Entities contained in Section 4.2(a) shall be true and correct in all respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) all other representations and warranties of the Sponsor Entities set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” set forth in any individual such representation or warranty) does not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement, including the Merger. MLP shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)           Performance of Obligations of the Sponsor Entities. The Sponsor Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and MLP shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 6.4            Frustration of Closing Conditions. Neither MLP nor Parent may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

Article VII

TERMINATION

Section 7.1            Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)           by the mutual written consent of MLP and Parent duly authorized by each of the Conflicts Committee and the Parent Board, respectively;

(b)           by either of Parent or, following authorization by the Conflicts Committee, MLP:

(i)            if the Closing shall not have been consummated on or before November 23, 2022 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (i) to a Party if the inability to satisfy such condition was due to the failure of such Party or its Affiliates to perform any of its obligations under this Agreement or (ii) to a Party if any other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

(ii)           if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if such Restraint was due to the failure of such Party to perform any of its obligations under this Agreement; or

(iii)          if the Unitholders Meeting shall have concluded and the Unitholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to a terminating Party if the failure to obtain the Unitholder Approval shall have been caused by the action or failure to act of such Party and such action or failure to act constitutes a breach by such Party of this Agreement;

(c)           by Parent:

(i)            if an Adverse Recommendation Change shall have occurred; or

(ii)           if MLP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of MLP set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) is incapable of being cured, or is not cured by MLP within 30 days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent, the General Partner or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(d)           by MLP if a Sponsor Entity shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Sponsor Entities set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (ii) is incapable of being cured, or is not cured by the applicable Sponsor Entity within 30 days following receipt of written notice from MLP of such breach or failure; provided that MLP shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) (A) if MLP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and (B) without such termination first being authorized by the Conflicts Committee.

Section 7.2            Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in this Section 7.2 and Section 7.3, and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of MLP or Parent or their respective directors, officers and Affiliates, except (i) MLP, Parent and/or Merger Sub may have liability as provided in Section 7.3, and (ii) nothing shall relieve any Party from any liability or damages for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement or any Party from liability for fraud or a willful breach of any covenant or other agreement contained in this Agreement.

Section 7.3            Fees and Expenses.

(a)           Whether or not the Merger is consummated, all reasonable, documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of the Unitholder Approval, and all other matters, including costs and expenses of litigation, related to the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses; provided that expenses relating to the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of the Unitholder Approval shall be paid 50% by Parent and 50% by MLP. This Section 7.3 shall survive any termination of this Agreement.

Article VIII

MISCELLANEOUS

Section 8.1            No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each Party shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other Party, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.8 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time and those set forth in Section 7.2, Section 7.3 and this Article VIII shall survive termination of this Agreement.

Section 8.2            Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Unitholder Approval by written agreement of the Parties; provided, however, that (i) following approval of the Merger and the other transactions contemplated hereunder by the Common Unitholders, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the Common Unitholders without such approval and (ii) MLP may not, without the prior written approval of the Conflicts Committee, agree to any amendment or modification of this Agreement. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of MLP is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the Conflicts Committee.

Section 8.3            Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (i) waive any inaccuracies in the representations and warranties of any other Party, (ii) extend the time for the performance of any of the obligations or acts of any other Party or (iii) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions; provided, however, that MLP may not make or authorize any such waiver or extension without the prior approval of the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by MLP or Parent in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 8.4            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that Parent may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5            Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 8.6           Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Support Agreement and the MLP Disclosure Schedule (i) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (ii) shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (ii), (A) the provisions of Section 5.8 and Section 8.12 and (B) the right of the Common Unitholders to receive the Merger Consideration after the Closing (a claim by the Common Unitholders with respect to which may not be made unless and until the Closing shall have occurred).

Section 8.7             Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement and all disputes and controversies arising hereunder or related hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflicts of laws that would apply any other law.

(b)           Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties or their successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and, to the fullest extent permitted by Law, agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.9 or in such other manner as may be permitted by applicable Laws shall be valid and sufficient service thereof.

(c)           EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8            Specific Enforcement. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.9            Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or electronic transmission, or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

If to Parent, to:

Höegh LNG Holdings Ltd.

Canon’s Court

22 Victoria Street

Hamilton, HM 12, Bermuda

Attention.:	Thor Jørgen Guttormsen, Interim President and Chief Executive Officer
Email:	thor.jorgen.guttormsen@Hoeghlng.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:	Sean T. Wheeler, P.C.

Enoch Varner

Email:	sean.wheeler@kirkland.com;

enoch.varner@kirkland.com

If to MLP, to:

Höegh LNG Partners LP

Canon’s Court

22 Victoria Street

Hamilton, HM 12, Bermuda

Attention:	Håvard Furu, Interim Chief Executive Officer and Chief Financial Officer
Email:	havard.furu@Hoeghlng.com

with a copy to each of (which shall not constitute notice) to:

Baker Botts L.L.P.

700 K Street, NW

Washington, DC 20001

Attention:	Catherine Gallagher

Michael Swidler

Email:	catherine.gallagher@bakerbotts.com;

michael.swidler@bakerbotts.com

Richards, Layton & Finger, P.A.

One Rodney Square, 920 North King Street

Wilmington, DE 19801

Attention:	Kenneth Jackman

Srinivas M. Raju

Email:	jackman@rlf.com;

raju@rlf.com

or such other address or facsimile number as such Party may hereafter specify by like notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the succeeding business day in the place of receipt.

Section 8.10          Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11          Interpretation.

(a)           When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b)           The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.12          Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any Party or any of their respective Affiliates (unless such Affiliate is expressly a Party) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.12 shall limit any liability of the Parties to this Agreement or the parties to the Support Agreement for breaches of the terms and conditions of this Agreement and the Support Agreement, as applicable.

Section 8.13          Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for purposes of this Agreement, unless expressly provided otherwise, MLP and its Subsidiaries shall not be considered Affiliates of Parent or any of Parent’s other Affiliates, nor shall Parent or any of Parent’s Affiliates be considered Affiliates of MLP or its Subsidiaries.

“Antitrust Laws” means the HSR Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Charter Documents” means, with respect to any entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles and, where relevant, the memorandum of association or certificate of formation, incorporation, partnership or organization (or the equivalent organizational documents) of that entity, (ii) the bylaws, partnership agreement or limited liability company agreement or regulations (or the equivalent governing documents) of that entity, and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity’s equity interests or of any rights in respect of that entity’s equity interests.

“Common Unit” means a Common Unit as defined in the Partnership Agreement.

“Common Unitholders” mean the holders of the Common Units.

“Contract” means a debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, mutations or additional waves thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, shelter in place, stay at home, social distancing, shut down, closure or sequester order or any other Law, in each case by a Governmental Authority in connection with or in response to COVID-19.

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other environmental media or natural resource), (ii) pollution, (iii) human or worker health and safety (regarding Hazardous Substances), or (iv) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at or prior to the Closing Date.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Charter Documents” means, collectively, the certificate of formation of the General Partner, and the Amended and Restated Limited Liability Company Agreement of the General Partner, as amended or supplemented from time to time.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, tribal, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Right” has the meaning set forth in the Partnership Agreement.

“Knowledge” means, with respect to MLP, the actual knowledge of those individuals listed on Section 8.13 of the MLP Disclosure Schedule and, with respect to Parent, the actual knowledge of Håvard Furu and Camilla Nyhus-Møller.

“Law” means any federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, writ, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law.

“Liens” means, collectively, liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer, except for such transfer restrictions of general applicability as provided under the Securities Act and the “blue sky” laws of the various states of the United States).

“Long-Term Incentive Plan” means the 2014 Höegh LNG Partners LP Long-Term Incentive Plan, filed with the SEC on April 24, 2015, as amended from time to time and including any successor or replacement plan or plans.

“Marshall Islands LLC Act” means the Marshall Islands Limited Liability Company Act of 1996, as amended.

“Marshall Islands LP Act” means the Marshall Islands Limited Partnership Act, as amended.

“Material Contract” means any written contract or other agreement which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to MLP.

“Measurement Date” has the meaning set forth in Section 3.2(a).

“MLP Charter Documents” means MLP’s certificate of limited partnership and the Partnership Agreement.

“MLP Material Adverse Effect” means, when used with respect to MLP, any change, effect, event or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of MLP and its Subsidiaries, taken as a whole, or (ii) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been an MLP Material Adverse Effect: (A) changes, effects, events or occurrences generally affecting the economies in which the MLP or its Subsidiaries operate or the global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which the MLP or its Subsidiaries operate; (B) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the Parties’ obligations under Section 5.5) (provided that the exception in this clause (B) shall not be deemed to apply to references to “MLP Material Adverse Effect” in Section 3.3(b)); (C) any change in the market price or trading volume of the limited partnership interests or other equity securities of MLP (it being understood and agreed that the foregoing shall not preclude any other Party from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of MLP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be an MLP Material Adverse Effect); (D) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events or pandemics (including COVID-19) or epidemics; (E) changes in any Laws or regulations applicable to MLP or its Subsidiaries or applicable accounting regulations or principles or the interpretation thereof that materially affect this Agreement or the transactions contemplated hereby; (F) any legal proceedings commenced by or involving any current or former member, partner or stockholder of MLP or its Subsidiaries (on their own or on behalf of MLP or its Subsidiaries) arising out of or related to this Agreement or the transactions contemplated hereby; (G) changes, effects, events or occurrences generally affecting the prices of natural gas, refined petroleum products, liquefied natural gas, or other commodities; (H) any failure of MLP to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other Party from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of MLP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an MLP Material Adverse Effect); (I) the taking of any action required by this Agreement; and (J) a mutually negotiated settlement between MLP (or one of its subsidiaries) and a charterer; provided, however, that changes, effects, events or occurrences referred to in clauses (A), (D), (E) and (G) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be an MLP Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on MLP and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries and geographic areas in which MLP and its Subsidiaries operate.

“MLP SEC Documents” means, collectively, all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by MLP and its Subsidiaries since December 31, 2019, including all exhibits and schedules thereto and documents incorporated by reference therein.

“NYSE” means the New York Stock Exchange.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Höegh LNG Partners LP, as amended or supplemented from time to time.

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Permit” means franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Proceeding” means any actual or threatened claim (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case, whether, civil, criminal, administrative, investigative, or otherwise, and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding results in a formal civil or criminal litigation or other action.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder).

“Series A Preferred Unit” means a Series A Preferred Unit as defined in the Partnership Agreement.

“Series A Preferred Unitholders” mean the holders of the Series A Preferred Units.

“Special Approval” means “Special Approval” as defined in the Partnership Agreement.

“Subordinated Units” has the meaning set forth in the Partnership Agreement.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the limited liability company interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. When used with respect to Parent and the General Partner, the term “Subsidiary” shall not include MLP or its Subsidiaries unless otherwise provided specifically in this Agreement.

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, margin, profits, net proceeds, alternative or add-on minimum, inventory, goods and services, capital stock, license, registration, leasing, user, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, property, unclaimed property, fuel, excess profits, premium, windfall profit, deficiency and estimated taxes, customs duties, fees, assessments and similar charges, in each case, in the nature of a tax and imposed by any Governmental Authority, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Unaffiliated Unitholders” means Common Unitholders other than Parent and its Affiliates.

“Unitholder Approval” has the meaning set forth in Section 6.1(a).

“Unitholders Meeting” has the meaning set forth in Section 5.1(b).

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

Höegh LNG Holdings Ltd.

By:	/s/ Camilla Nyhus-Møller
Name:	Camilla Nyhus-Møller
Title:	Authorised Signatory

MERGER SUB:

HOEGH LNG MERGER SUB LLC

By:	/s/ Thor Jørgen Guttormsen
Name:	Thor Jørgen Guttormsen
Title:	Authorised Signatory

[Signature Page to Agreement and Plan of Merger]

MLP:

HÖEGH LNG PARTNERS LP

By:	/s/ Håvard Furu
Name:	Håvard Furu
Title:	Authorised Signatory

GENERAL PARTNER:

HÖEGH LNG GP LLC

By:	/s/ Thor Jørgen Guttormsen
Name:	Thor Jørgen Guttormsen
Title:	Authorised Signatory

[Signature Page to Agreement and Plan of Merger]